EXHIBIT 99.1

America’s Car-Mart, Inc. Announces Increase of Revolving Line of Credit to $326 Million

Rogers, Arkansas, Dec. 31, 2020 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (the “Company”) today announced it has utilized a portion of the accordion feature under its Third Amended and Restated Loan and Security Agreement (“Agreement”).

The increase allows for total permitted borrowings of $326 million up from $241 million. MUFG Union Bank, N.A. (MUFG) joined the lending group as a new lender with a commitment of $50 million.  The lending group also includes BMO Harris Bank, N.A., Agent for the lending group ($71 million commitment), Wells Fargo Bank, N.A. ($50 million commitment, up from $30 million), BOKF, NA d/b/a BOK Financial ($50 million commitment), First Horizon Bank ($50 million commitment, up from $40 million), Arvest Bank ($30 million commitment), and Commerce Bank ($25 million commitment, up from $20 million).  In addition to the increased permitted borrowings, the following designations for the lending group were authorized: (i) BOKF, NA d/b/a BOK Financial and Wells Fargo Bank, N.A. were designated as Co-Syndication Agents under the Loan Agreement and (ii) First Horizon Bank and MUFG Union Bank, N.A. were designated as Co-Documentation Agents under the Loan Agreement.

“We appreciate the continued commitment of our existing lenders and are excited to have MUFG as a new partner,” said Vickie Judy, Chief Financial Officer. “This increase will allow us to continue to grow and make the necessary investments in key areas to provide a foundation for servicing a larger number of customers.  The expanded facility will allow us to support our commitment and promise to do whatever it takes to provide customers with excellent service, care and compassion before, during and after the vehicle sale and keep them on the road with peace of mind.”

About America's Car-Mart

America’s Car-Mart operates automotive dealerships in twelve states and is one of the largest publicly-held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company specializes in the sale of quality, pre-owned vehicles, and features flexible used car financing options for customers with bad credit, no credit, repossessions or even past bankruptcy. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Contacts:Jeff Williams, CEO at (479) 464-9944 or Vickie Judy, CFO at (479) 464-9944